Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 13E-3

(Form Type)

Ashford Inc.

Monty J. Bennett

Deric S. Eubanks

J. Robison Hays, III

(Exact Name of Registrant and Name of Person Filing Statement)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid	$10,000,000.00	(1)	0.00014760	$1,476.00	(2)
Fees Previously Paid	$-			$-
Total Transaction Valuation	$10,000,000.00
Total Fees Due for Filing				$1,476.00
Total Fees Previously Paid				$-
Total Fee Offsets				$811.80	(3)
Net Fee Due				$664.20

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims			005-88416	April 12, 2024		$811.80
Fee Offset Sources	Ashford Inc.	Schedule 13E-3	005-88416		April 12, 2024		$811.80

(1)	Calculated solely for purposes of determining the filing fee. As of July 30, 2024, the maximum number of the Registrant’s ordinary shares to which this transaction applies is estimated to be 2,000,000. This amount assumes the acquisition of a maximum of 2,000,000 shares of common stock for $5.00 per share in cash in lieu of issuing fractional shares to holders of less than 10,000 shares of common stock after the reverse/forward stock split.

(2)	The filing fee is calculated in accordance with Rule 0-11(b) by multiplying the Total Transaction Valuation of $10,000,000.00 by 0.00014760.

(3)	Ashford Inc. previously paid $811.80 upon the filing of its Schedule 13E-3 on April 12, 2024 in connection with the transaction reported hereby.